For Immediate Release

Media Contacts:
Michael W. Glickman / Mona J. Walsh
The Dilenschneider Group
212.922.0900


             SEARCHHELP, INC. TO RELOCATE TO LARGER HEADQUARTERS TO
                               ACCOMMODATE GROWTH

BETHPAGE, N.Y.-- June 12, 2006--SearchHelp, Inc., (OTCBB: SHLP), today announced that, in order to support its growth plans, the company will relocate its corporate offices to a new, larger space located at 6800 Jericho Turnpike, Syosset, New York, effective July 15, 2006.

The new space provides the company with additional flexibility as it anticipates the need to hire additional staff ahead of expanded activities in sales, marketing and distribution along with the planned expansion of its customer service and support capabilities.

Since its founding in 2001, the company has been committed to building the most innovative Internet security products designed to protect children and their families from the ever-changing threats posed by online predators. Late last year, the company commenced selling its `Sentry' line of products through major retailers including CompUSA, Amazon.com, Fry's Electronics and OfficeMax.

"Based upon the successful initial launch to retailers and our strong anticipated growth within our industry, now is the time to make this critical investment in our future to ensure SearchHelp's position as a leading provider of security solutions for protecting children against online predators," said Bill Bozsnyak, CEO of SearchHelp. "Looking ahead, as we continue to execute against our long-term growth plan, an adequate infrastructure able to support the business, its distributors, partners and its customers will be of increasing importance."

About SearchHelp, Inc.
SearchHelp, Inc. markets and develops software services committed to real-time online protection and family safety. The company sells software products that offer parental controls that enable parents, both in home and remotely, to monitor and regulate their child's computer activity through timely reports via email and cell phone. Additionally, SearchHelp markets commercial imaging products utilizing new and emerging technology through its wholly owned subsidiary E-Top-Pics.

Statements in this press release or in other SearchHelp communications may relate to future events or SearchHelp's future performance. Such statements are forward-looking statements and are based on present information SearchHelp has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risks and that actual results may differ materially from such forward- looking statements. Further, investors are cautioned that SearchHelp does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. SearchHelp makes such forward-looking statements under the provisions of the "safe harbor" section of the Private Securities Litigation Reform Act of 1995.